Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

THIS CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is entered into this 20th day of February, 2023, by and between Timothy E. Brog (“TEB”) and Rubicon Technology, Inc., a Delaware corporation (“Rubicon”), (collectively, the “Parties”).

EXPLANATORY STATEMENT

Pursuant to TEB’s Amended and Restated Executive Employment Agreement dated May 12, 2017 and the First Amendment to Executive Employment Agreement dated August 23, 2022 (collectively, the “Employment Agreement,” attached as Exhibit A and hereby incorporated by reference), TEB was entitled to receive, and Rubicon was responsible to pay for health and welfare benefits to which TEB was entitled under the Employment Agreement, for a 12-month period following separation from employment (collectively, “Health Benefits”). TEB currently owns 57,593 shares of Rubicon common stock, par value $.001 per share (the “Shares”).

The Parties wish to settle all amounts owed or potentially owed, terminate Rubicon’s obligations to TEB, other than the Health Benefits, and mutually agree to terminate TEB’s employment at Rubicon and redeem the Shares.

NOW THEREFORE, in consideration of the foregoing Explanatory Statement, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, it is agreed as follows:

AGREEMENT

1. Incorporation of Recitals. The Explanatory Statement to this Agreement is incorporated by reference herein.

2. Closing; Payment and Transfer.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) will take place simultaneously with the execution of this Agreement. After the later of the Closing and the expiration of the revocation period described in Section 15(b) herein:

(1)	Rubicon shall cause the total sum of $112,000 (the “Settlement Payment”) to be paid to TEB from Rubicon;

(2)	TEB’s release of Rubicon and Rubicon Released Parties as set forth below will become effective;

(3)	Rubicon’s release of TEB and TEB Released Parties as set forth below will become effective;

(4)	TEB will assign the Shares to Rubicon, and will execute Assignments Separate from Certificate with respect thereto in the form attached hereto as Exhibit B.

(5)	Rubicon will begin payment of the Health Benefits as soon as administratively possible, provided TEB timely elects coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) within sixty (60) days of the loss of coverage. Health Benefits payments will be made directly by the Company to the administrator of the Health Benefit plans.

(6)	Rubicon will waive its right to contest TEB’s claim for unemployment compensation benefits, consistent with applicable law, should he apply for such benefits following separation from employment.

(7)	The Settlement Payment and Health Benefits will be considered consideration, which is good, valuable, and sufficient, in addition to other consideration as outlined herein.

(b) Rubicon agrees to indemnify TEB, hold him harmless and advance TEB defense costs, including reasonable attorney’s fees of counsel for TEB, to the maximum extent permitted by the Certificate of Incorporation and the Amended and Restated Bylaws of Rubicon as in effect on the date hereof.

(c) TEB will be fully responsible for paying any and all taxes owed relating to the receipt by TEB of the Settlement Payment, if any. The Parties hereto agree that for tax purposes, the assignment of the Shares is deemed a sale of the Shares and the Settlement Payment shall exclusively be for the sale of the Shares.

3. Release of Rubicon. Other than the Health Benefits, TEB, for himself, and on behalf of his agents, executors, heirs, representatives, and successors, (each a “TEB Released Party” and together the “TEB Released Parties”), knowingly and voluntarily releases and forever discharges Rubicon and each of its past and present employees, agents, officers, directors, shareholders holding more than twenty percent (20%) of the capital stock of the Company and subsidiaries, (each an “Rubicon Released Party” and together the “Rubicon Released Parties”) from any claims, charges, causes of action, demands or damages, known or unknown, fixed or contingent at law or in equity, and waives and releases any and all rights and claims of any type that TEB or TEB Released Party may have had or now has at any time prior to the date hereof, against Rubicon and/or the Rubicon Released Parties in any way related to past due, presently owed or future payments related to TEB’s employment, or his termination of employment with Rubicon other than for the payment of the Health Benefits and Settlement Payment in accordance with and subject to the conditions contained in this Agreement. This waiver and release includes, but is not limited to:

(a) any claims for any tort, including wrongful termination, wrongful discharge, defamation, intentional infliction of emotional distress, intentional interference with a contractual relationship or any other common law claims;

(b) any claims for the breach of any written, implied or oral contracts, including, but not limited to, any contract of employment;

(c) any claims of discrimination, harassment or retaliation based on age, marital status, national origin, ancestry, race, religion, gender, sex, sexual orientation, physical or mental disability or medical condition;

(d) except for payments provided pursuant to this Agreement, any claims for payments of any nature, including, but not limited to, wages, attorney’s fees, costs, overtime pay, vacation pay, severance pay, commissions, bonuses, or the monetary equivalent of benefits;

(e) except for the consideration provided pursuant to this Agreement and any benefits under any retirement plan, any claims or rights under any benefit plan or program of Rubicon;

(f) any and all claims with respect to the current or future performance, financial results or value of Rubicon; and

(g) any and all claims that may arise under common law and all federal, state and local statutes, ordinances, rules, regulations and orders, including, but not limited to, any claim or cause of action in law or in equity based on or arising under the Fair Labor Standards Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (ADEA), as amended by the Older Workers Benefit Protection Act (OWBPA), the Americans with Disabilities Act of 1990, as amended, the Civil Rights Acts of 1866, 1871 and 1991, as amended, the Rehabilitation Act of 1973, as amended, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, as amended, the Family and Medical Leave Act, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Occupational Safety and Health Act, as amended, the Worker Adjustment and Retraining Notification Act, as amended, any state law with respect to employee or severance rights, any state federal or local laws governing whistleblowing or retaliation claims to the maximum extent permitted by law, including but not limited to the Sarbanes Oxley Act, any laws or agreements that provide for punitive, exemplary or statutory damages, and any laws or agreements that provide for payment of attorneys’ fees, costs, or expenses.

4. Release of TEB. Rubicon, for itself, and on behalf of its past and present employees, agents, officers, directors, shareholders holding more than twenty percent (20%) of the capital stock of the Company, subsidiaries and affiliates, knowingly and voluntarily releases and forever discharges TEB Released Party and TEB Released Parties from any claims, charges, causes of action, demands or damages, known or unknown, fixed or contingent at law or in equity, and waives and releases any and all rights and claims of any type that Rubicon and/or Rubicon Released Party may have had or now has at any time prior to the date hereof, against TEB and/or the TEB Released Parties in any way related to TEB, whether already commenced or will commence in the future, for events occurring prior to the date of full execution of this Agreement. This waiver and release includes, but is not limited to:

(a) any claims for any tort, defamation, intentional infliction of emotional distress, intentional interference with a contractual relationship or any other common law claims;

(b) any claims for the breach of any written, implied or oral contracts, including, but not limited to any contract of employment;

(c) any claims of discrimination, harassment or retaliation based on age, marital status, national origin, ancestry, race, religion, gender, sex, sexual orientation, physical or mental disability or medical condition;

(d) any claims for payments of any nature; and

(e) any and all claims with respect to the current or future performance, financial results or value of Rubicon.

5. Complete Releases.

(a) It is specifically agreed and understood that the releases given pursuant to this Agreement shall be construed in the broadest possible manner. The Parties agree that this Agreement represents a full, final and complete settlement between the Parties regardless of the adequacy of the compensation.

(b) The Parties hereto agree and understand that nothing in this Agreement alters in any way Rubicon’s obligation to pay for TEB’s Health Benefits from February 1, 2023 to January 31, 2024 and such payments shall be made directly to the Health Benefits administrator.

(c) TEB acknowledges that he is aware that Rubicon has plans which may increase the value of Rubicon and/or the price of the Shares, but that, as a sophisticated investor and as someone very familiar with Rubicon’s business, TEB nevertheless desires to transfer the Shares pursuant to the terms hereof.

(d) The Parties understand, agree and represent that the covenants made herein and the releases herein executed may affect their rights and liabilities to a substantial extent, and the Parties agree that the covenants and releases provided herein are in their respective best interest on the date hereof. The Parties represent and warrant that, in negotiating and executing this Agreement, they had an adequate opportunity to consult with competent counsel or other representatives of their choosing concerning the meaning and effect of each term and provision hereof, and that there are no representations, promises or agreements other than those expressly set forth herein. The Parties have carefully read this Agreement in its entirety, and fully understand and agree to its terms and conditions, and intend and agree that it is a final and binding settlement agreement, and understand that, in the event of a breach, any Party may seek relief, including damages, restitution and injunctive relief, at law or in equity.

6. Waiver of Claims.

(a) Solely for matters occurring prior to the date hereof, TEB irrevocably covenants (i) that he has not and will not file suit in any court against any of the Rubicon Released Parties, (ii) that he has not and will not assist anyone else in filing suit in any court against any of the Rubicon Released Parties, except as required by law, and (iii) that he has not and will not file or assist anyone else in filing any administrative complaint or charge with any governmental agency against any of the Rubicon Released Parties, based on any matter in connection with his investment in or affiliation with Rubicon. TEB further warrants and represents that he has not transferred or assigned to any other person, entity or corporation any rights or claims against any of the Rubicon Released Parties. Nothing in this Agreement shall prevent TEB from (i) commencing an action or proceeding to enforce this Agreement, (ii) commencing an action as it relates to unemployment insurance or workers’ compensation (although TEB acknowledges he has no known workplace injury or illness by signing this Agreement), (iii) pursuing rights or entitlement under the Consolidated Omnibus Budget Reconciliation Agreement (COBRA); or (iv) filing a timely charge or complaint with the EEOC or participating in any investigation or proceeding conducted by the EEOC regarding any claim of employment discrimination (although TEB has waived any right to personal recovery or personal injunctive relief in connection with any such charge or complaint).

(b) Solely for matters occurring prior to the date hereof, Rubicon Released Parties irrevocably covenants that it has not and will not file suit in any court against any of the TEB Released Parties, that it has not and will not assist anyone else in filing suit in any court against any of the TEB Released Parties, except as required by law, and that it has not and will not file or assist anyone else in filing any administrative complaint or charge with any governmental agency against any of the TEB Released Parties, based on any matter in connection with its affiliation with TEB prior to the execution of this Agreement except if required by law or government agency or body. Rubicon further warrants and represents that it has not transferred or assigned to any other person, entity or corporation any rights or claims against any of the TEB Released Parties.

7. Confidentiality Provision. TEB agrees that the existence and terms of this Agreement are not to be disclosed to anyone other than his attorney and tax advisor, except as otherwise required by law, and that if disclosed to such persons, he will advise them that they may not disclose the existence or terms of this Agreement to others. Rubicon may disclose the terms of this Agreement to the extent it is required to do so to satisfy its reporting obligations under applicable securities laws or to its tax advisors and attorneys.

8. Representation and Warranty of TEB. TEB warrants and represents to Rubicon that TEB has good and marketable title to the Shares directly or indirectly through an IRA account, free and clear of any lien, claim or encumbrance. There are no options, warrants, calls, subscriptions, rights, commitments, agreements, or understandings of any character obligating TEB to transfer any interest in any of the Shares to any other person or entity.

9. Non-Disparagement. Rubicon’s Board of Directors on behalf of itself and shareholders holding more than twenty percent (20%) of the capital stock of the Company and TEB each agree that they will not knowingly make any statement intended or reasonably likely to disparage or defame the other, or its business if applicable, or its/his directors, officers, agents, employees, or shareholders holding more than twenty percent (20%) of the capital stock of the Company to any individual or entity not a party to this Agreement.

10. Complete Agreement. This Agreement and the Restated Executive Employment Agreement dated May 12, 2017 constitutes the complete, final and entire agreement between the Parties concerning the subject matter and supersedes all prior negotiations, contracts, and proposed agreements, understandings, terms, covenants, conditions or representations, if any, between the Parties. If there is any conflict between this Agreement and any term in the Employment Agreement, this Agreement will prevail on only that term. For the avoidance of doubt, the parties acknowledge and agree that the post-employment restrictions contained in the Employment Agreement at Section 5 “Confidentiality,” Section 6 “Restrictive Covenants,” Section 7 “Assignment of Inventions,” and Section 8 “Reasonableness, Remedies, Claims,” remain in effect in accordance with the terms of the Employment Agreement. Any changes to this Agreement must be in writing and signed by both Parties.

11. Severability. Should any provision of this Agreement be deemed illegal, invalid or otherwise unenforceable, in whole or in part, by a court of competent jurisdiction, the remainder of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12. Governing Law and Jurisdiction. All provisions of this Agreement will be construed in accordance with and governed by the laws of New York, and each of the Parties irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts situated in New York County.

13. Acknowledgement of Authority. The individual(s) signing this Agreement on behalf of any Party warrant and represent that they have all necessary and appropriate authority and approvals to bind and execute this Agreement on behalf of all entities and in all capacities for which they sign.

14. Miscellaneous.

(a) Expiration of Offer. TEB has twenty-one (21) days in which to review and consider this Agreement. If a signed copy of this Agreement has not been received by Mike Mikolajczyk, Chairman of the Board of Directors via email at mike.mikolajczyk@catalyst- cap.com, by 5:00 p.m. EST on the twenty-first day after this Agreement was provided to TEB, the terms and conditions set forth in this Agreement will expire automatically. Any changes, whether material or otherwise, made to this Agreement do not restart or affect in any manner the running of the original twenty-one (21) day period.

(b) Right to Revoke Agreement. TEB may revoke this Agreement within seven (7) days from the date he signs this Agreement, in which case this Agreement shall be null and void and of no force or effect on either party. Any revocation must be in writing and received by Mike Mikolajczyk, Chairman of the Board of Directors via email at mike.mikolajczyk@catalyst-cap.com by 5:00 p.m. EST on or before the seventh (7th) day after this Agreement is executed by TEB.

(c) Notice of Rights Under ADEA. Without detracting in any respect from any other provision of this Agreement.

1. TEB, in consideration of the Settlement Payment, Health Benefits, and other good and valuable consideration as detailed herein, agrees and acknowledges that this Agreement constitutes a knowing and voluntary waiver of all rights or claims he has or may have against Rubicon as set forth herein, including, but not limited to, all rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA.

2. TEB understands that, by entering into this Agreement, he does not waive rights or claims that may arise after the date of his execution of this Agreement, including without limitation any rights or claims that he may have to secure enforcement of the terms and conditions of this Agreement.

3. TEB agrees and acknowledges that the consideration (Settlement Payment, Health Benefits, and other good and valuable consideration as detailed herein) provided to him under this Agreement is in addition to anything of value to which he is already entitled.

4. Rubicon hereby advises TEB to consult with an attorney prior to executing this Agreement.

5. TEB acknowledges that he was informed that he had at least twenty-one (21) days in which to review and consider this Agreement and after signing it, seven (7) days in which to revoke it as described in this Agreement.

(d) Further Assurance. The Parties to this Agreement shall deliver or cause to be delivered such instruments and other documents at such times and places as are reasonably necessary or desirable, and shall take any other action reasonably requested by the other party for the purpose of giving effect to this Agreement.

(e) Subpoena or Legal Service. Upon service on TEB, or anyone acting on his behalf, of any subpoena, order, directive or other legal process requiring him to engage in conduct encompassed by this Agreement, TEB or his attorney shall immediately notify Rubicon of such service and of the content of any testimony or information to be provided pursuant to such subpoena, order, directive or other legal process and within five (5) business days send to the undersigned representative of Rubicon via overnight delivery (at Rubicon’s expense) a copy of the documents that have been served upon TEB.

(f) Successors and Assignment. This Agreement shall inure to the benefit of, be binding upon and be enforceable by and against the Parties and their respective successors and permitted assigns. No party to this Agreement may assign any of his or its rights or obligations under this Agreement or any document referred to in this Agreement without the prior written consent of the other Parties to this Agreement.

(g) Modification and Waiver. No amendment, variation or waiver of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of all the Parties to this Agreement.

(h) Notices. Any notices to be given under this Agreement shall be sent to the address of the party appearing on the signature page hereto.

(i) Separation from Employment; Return of Property. TEB acknowledges and agrees that his last date of employment was January 6, 2023 and TEB executed any documents and performed any duties required to effectuate his separation from employment from Rubicon as of that date. TEB represents that any expenses that he is owed have been submitted and those that were not submitted as of the last day of his employment at Rubicon are waived. TEB represents that on or before the date of this Agreement, he returned all property, including documents and data, requested by Rubicon. TEB agrees that any “Confidential Information” (as such term is descried in Section 5 of the Employment Agreement remaining in his possession, if any, is subject Section 5 of the Employment Agreement.

(j) Duty to Cooperate. TEB agrees that he will assist and cooperate with Rubicon in connection with the defense or prosecution of any claim that may be made against or by Rubicon, or in connection with any ongoing or future investigation or dispute or claim of any kind involving Rubicon, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by TEB, pertinent knowledge possessed by TEB, or any act or omission by TEB. TEB further agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this section. Rubicon agrees to pay TEB at an hourly rate of $600 per hour and reimburse TEB for reasonable expenses for services provided pursuant to this Section 14(j) against invoices submitted by TEB.

(k) Construction. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party who caused it to have been drafted. As used in this Agreement, the singular shall include the plural and vice versa and the use of any gender shall be deemed to be or include the neutral and other gender, whenever appropriate.

(l) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement. The Parties may sign this Agreement electronically which signature will have the same effect as a handwritten signature.

(m) Attorney’s Fees and Costs. Each of the Parties to this Agreement shall bear their own costs and attorneys’ fees in connection with the preparation, review, negotiation, drafting or redrafting of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto knowingly and voluntarily execute this Agreement and Release as of the date first above written.

TEB EXPRESSLY ACKNOWLEDGES, REPRESENTS, AND WARRANTS THAT HE HAS READ THIS AGREEMENT CAREFULLY; THAT HE FULLY UNDERSTANDS THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS AGREEMENT; THAT HE HAS HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT; THAT HE UNDERSTANDS THAT THIS AGREEMENT HAS BINDING LEGAL EFFECT; AND THAT HE HAS EXECUTED THIS AGREEMENT FREELY, KNOWINGLY, AND VOLUNTARILY.

PLEASE READ CAREFULLY. THIS AGREEMENT HAS IMPORTANT LEGAL CONSEQUENCES.

RUBICON TECHNOLOGY INC.

By:	/s/ Mike Mikolajczyk
Mike Mikolajczyk

/s/ Timothy E. Brog
Timothy E. Brog

FOR GOOD AND VALUABLE CONSIDERATION THE RECEIPT AND SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED, WITH RESPECT TO THE OBLIGATIONS IN SECTIONS 3, 4 AND 9 HEREOF IN ITS CAPACITY AS A HOLDER OF MORE THAN TWENTY PERCENT (20% ) OF THE CAPITAL STOCK OF THE COMPANY:

JANEL CORPORATION

By:	/s/ Darren Seirer
Duly Authorized